Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the Phillips-Van Heusen Corporation 2006 Stock Incentive Plan of our reports dated March 26, 2007, with respect to the consolidated financial statements and schedule of Phillips-Van Heusen Corporation included in its Annual Report (Form 10-K) for the year ended February 4, 2007, Phillips-Van Heusen Corporation’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phillips-Van Heusen Corporation, filed with the Securities and Exchange Commission.

New York, NY

/s/ Ernst & Young

June 18, 2007